Exhibit 10.1
MANUFACTURING AND SUPPLY AGREEMENT
This Manufacturing and Supply Agreement (“Agreement”) is made and dated this 4th day of August, 2023 by and between Olaplex, Inc. (“Olaplex” or “Customer”), a Delaware corporation with an address at 1187 Coast Village Road #1-520, Santa Barbara, CA, 93108 and Cosway Company Inc., a California corporation with an address at 20633 S. Fordyce Ave, Carson, CA 90810 (“Cosway” or “Manufacturer”).
RECITALS
Customer intends to market and distribute products and wishes to have Manufacturer manufacture such products for Customer; and
Manufacturer wishes to manufacture products for Customer.
THEREFORE, in consideration of the promises and actions of each party as expressed in this Agreement, IT IS HEREBY AGREED:
1.     DEFINITIONS. For purposes of this Agreement, the following definitions will apply:
“Customer” means Customer.
“Customer Supplied Materials” means the Materials, if any, that Customer elects to provide pursuant to Section 11.2 hereof.
“Effective Date” means August 4, 2023.
“Manufacturer Supplied Materials” means all of the Materials necessary to the production of the Products that are provided by the Manufacturer.
“Material(s)” means all raw materials, such as ingredients, substances, excipients, equipment and supplies, and packaging and labeling materials, such as bottles, caps, labels, and shippers, necessary to manufacture, package, or ship Products.
“Product(s)” means those products designated in Exhibit A or as may be added afterwards upon agreement by both Customer and the Manufacturer, which Manufacturer will make to fulfill orders placed by Customer.
“Purchase Order” means a purchase order indicating Customer’s requirements and the relevant prices for the Products over the period specified in such purchase order, which shall specify the following:
1.     Item description
2.     Quantity
3.     Unit of Measure
4.     Cost (both unit and total)
5.     Ship to address
6.     Delivery instructions (if requested by Customer; the cost of shipping to be born by    Customer)
7.     Invoice to address
8.     Other necessary information
“Specifications” means the detailed specifications provided by Customer, including with respect to Materials, recipes, formulas, manufacturing processes, methods, product quality, shipping, labeling, packaging requirements, and any other instructions, manuals, standard operating procedures, or directions that are provided by Customer, including but not limited to Olaplex Formulation Guidelines, which may be updated periodically. For avoidance of doubt, Specifications shall include any requirements, demands, specifications, standards, or requests from Customer’s clients that are provided to Manufacturer, including but not limited to those that are included within Sephora’s Key Guidelines and Principles regarding Sephora’s Global Clean Seal, and Ulta Beauty’s Brand Toolkit.

2.     TERM. This Agreement will commence on the Effective Date and will continue for an initial term of two (2) years (the “Initial Term”), unless terminated earlier in accordance with this Agreement. At the end of the Initial Term, this Agreement will automatically renew for one (1) additional year term (the “Additional Term”), unless either party gives written notice of non-renewal to the other at least one hundred and eighty (180) days prior to the end of the Initial Term. Either the Initial Term or the Additional Term may be alternatively referred to herein as a “Term”.
3.     SERVICES. Subject to the terms and conditions of this Agreement, the Manufacturer will manufacture and sell the Products to Customer and Customer will purchase such Products from the Manufacturer. Manufacturer shall manufacture, package, and label the Products according to the Specifications. The services contemplated in this Agreement will include mixing, blending, processing, testing, and inspecting the Products; receiving, inspecting, and accounting for Materials to make the Products; providing storage space to store Materials and Products; manufacturing the Products and thereafter labeling and packaging the Products; and preparing the Products for shipping or shipping the Products according to Customer’s instructions, with the cost of shipping to be paid by Customer. Customer will remain solely responsible for production orders, marketing, promotion, distribution, and sales of the Products. Manufacturer will adhere to the Specifications and Quality Assurance (“QA”) procedures concerning the Products, including the requirements under Olaplex Quality Manual, which is included as Exhibit C in this Agreement, in addition to any other directions or instructions that are provided by the Manufacturer. Any changes to the Specifications or QA procedures may be made only with Customer’s prior written approval.
4.    AUTHORIZED PURCHASERS. The Manufacturer agrees to supply Products to (i) all divisions, subsidiaries, and other affiliated entities of Customer, including those acquired during the Term of this Agreement (“Authorized Purchasers”) on the same terms and conditions as those available to Customer under this Agreement. Customer and each Authorized Purchaser shall be severally liable to the Manufacturer, and any particular entity shall be bound hereunder only with respect to that portion of the Products purchased by such entity; provided, however, that for purposes of any minimum volume requirements or rebate calculations hereunder, purchases by an Authorized Purchaser will be considered for purposes of this Agreement to have been made by Customer. Authorization of an Authorized Purchaser to purchase Product under the terms of this Agreement may be revoked by Customer at any time by written notice to the Manufacturer.
5.     PRICE AND PAYMENT.

1.    Price. The prices paid by Customer are those agreed upon by the parties as set out in Exhibit A to this Agreement (“Prices”). Prices and payment are in the currency of the manufacturing site, in USD. Parties agree to discuss Prices semi-annually or in accordance with the process that is provided for in this Agreement, including in Section 9.2. Prices shall be updated upon mutual agreement by both parties.
2.     Material Cost Transparency. Upon Customer’s request, Manufacturer shall provide Customer with information regarding the cost of Materials that are used in the Products, as well as a combined figure that includes the labor costs, other overhead costs, and Manufacturer’s profit, including any documentation regarding such information.
3.     Lowest Price. The Manufacturer represents and warrants that, to the extent lawfully permitted, the Price(s) charged to Customer for the Products will always be the lowest prices paid by, or available to, purchasers of comparable material purchasing substantially similar annual volumes from the Manufacturer, with materially comparable shipping requirements, shipping charges and other fundamental contractual terms.
4.     New Products. Any new Products that may be added to this Agreement will be priced as mutually agreed by the parties. Notwithstanding Section 5.1 of this Agreement regarding Prices, once the Price and quantity have been established for a new Product, that Price will not change for a minimum of twelve (12) months from the commencement of production. Notwithstanding anything to the contrary herein, Customer will not have any obligation to contract with or purchase (or offer to purchase) any new Products from the Manufacturer.

5.     Payment Terms. Payment terms for the Products will be net sixty (60) days from the date of the issuance of the invoice by Manufacturer, which shall not be earlier than Completion Date, as defined in Section 6.1. Payment of invoices shall not constitute acceptance of the Products and shall be without prejudice to claims of Customer. Customer shall have the right to withhold payment of any invoiced amounts it disputes in good faith.
6.    Deductions. Any sums payable to the Manufacturer are subject to all claims and defenses of Customer, whether arising from a Purchase Order or any other transaction with the Manufacturer, and Customer may set off and deduct against any such sums, all outstanding indebtedness of the Manufacturer to Customer. Customer will provide a copy of the deduction voucher(s) for debits taken by Customer against the Manufacturer’s account as a result of any returns or adjustments. The Manufacturer accepts and agrees to each such deduction unless the Manufacturer, within ninety (90) days of receipt of the deduction voucher, notifies Customer via email to accountspayable@Olaplex.com as to why a deduction should not be made and provides documentation of the reason(s) given.
7.     Interest or Late Charges. Customer will not be liable to the Manufacturer for any interest or late charges.
8.     [Intentionally left blank].
9.     Audit Rights. With respect to any and all Price increases or decreases proposed or agreed during the Term hereof, (i) Customer will be permitted to inspect the Manufacturer’s books and other materials with regard to the accuracy of the information provided pursuant to Section 5.2 of this Agreement from time to time upon reasonable prior notice, or (ii) if the parties reasonably believe the aforementioned option is not legally permissible or advisable, then Customer will have the right to have an independent third party (reasonably acceptable to the Manufacturer), at a cost to be equally shared between Customer and the Manufacturer, audit the applicable records of the Manufacturer at a time and place reasonably agreeable to the parties, and such third party auditor will agree not to share any information relating to cost of the Products with Customer other than to confirm whether the Price increase or decrease reflects accurately the increase or decrease in the Manufacturer’s costs due to changes in the Material costs, Specifications or other manufacturing changes, or whether the information provided to Manufacturer pursuant to Section 5.2 is accurate.
10.    Productivity Program. A formal productivity (cost savings) program reasonably satisfactory to Customer will be instituted by the Manufacturer and monitored quarterly by Customer and the Manufacturer, with the goal of decreasing Prices for Product. Formal submissions are due by Manufacturer by June of each year with the objective of reducing the overall Price of the Products by five percent (5%) annually. Customer will review the submission and may provide additional suggestions or recommendations for improving or implementing the program.
11.    Rebate Program. Parties will discuss and negotiate in good faith a rebate program to be implemented within six (6) months from the Effective Date of this Agreement.
6.    PRODUCTION PLAN, ORDERING AND PRODUCTION.
1.    Purchase Order. From time to time during the Term, Customer will issue and deliver to the Manufacturer a binding Purchase Order for the Products over the period specified in such Purchase Order. The Purchase Order will specify the quantities for each Product required within the timeframe specified therein and will represent a commitment by Customer to purchase and pay for the quantity of Products indicated thereunder. Within forty-eight (48) hours of receipt of a Purchase Order specifying Products and quantities, the Manufacturer will send a written notice to Customer acknowledging receipt and acceptance of the Purchase Order. The Manufacturer shall produce the Products and prepare them for pick up by Customer, or if requested, for shipment to the Customer’s designated distribution center(s), within sixty (60) days of the receipt of the Purchase Order in the absence of a separately agreed upon date, or a date that is agreed upon by Customer and Manufacturer (“Completion Date”). Manufacturer will manufacture the Products in accordance with the Specifications, while complying with all other terms of such Purchase Order and this

Agreement. If requested by Customer, Manufacturer shall provide reasonable assistance in arranging the Products’ shipment to Customer’s designated facility, with the cost of shipping being born by Customer. The Manufacturer may not reject a Purchase Order without good cause, such as supply chain issues. The Manufacturer shall accept any Purchase Order that does not contain an order for a quantity in excess of the quantity specified for each SKU in the applicable Forecast as provided for in Section 6.2 below (or in any subsequent revised Forecast accepted by the Manufacturer) and shall not reject any Purchase Order without good cause, such as supply chain issues, that is in excess of the amounts specified in the Forecast.
2.    Production Planning. Customer shall provide an annual, non-binding twelve (12) month rolling delivery forecast (the “Forecast”) of the Products (on a Product-by-Product basis) in alignment with the offered capacity as provided in Exhibit B.
3.    Time of the Essence. The Manufacturer understands that time is of the essence.
4.    Production Reports. To ensure production plan attainment, at the end of each scheduled production date, and weekly during production, the Manufacturer will send to Customer supply chain planner (or other designee as provided by Customer) via e-mail containing a report listing the actual quantity of Product produced (the “Production Report”). The Manufacturer must also include in the Production Report a listing of any Product production that deviates from the scheduled quantity of such Product, with reasons for such variance. A template of the Production Report will be provided by Customer to the Manufacturer. In addition, the Manufacturer will supply to Customer, at Customer’s request, an updated costed bill of materials (“Costed BOM”), reflecting its costs of production.
5.    Alternate Manufacturer. In the event the Manufacturer is unable to supply Customer for a period of more than thirty (30) consecutive days (or more than forty-five (45) days in any twelve (12) month period), whether due to circumstances beyond its control, Force Majeure (as hereinafter defined) or for any other reason, Customer may, without limitation of any other rights or remedies Customer may have under this Agreement or by Law, cancel any outstanding partial or whole Purchase Order(s). The volume of any such cancelled Purchase Order(s), together with the volume of comparable material purchased from a third party or manufactured by Customer for its own benefit while the Manufacturer is unable for any reason to supply Customer on a timely basis, will be credited against any minimum purchase obligation and included for purposes of determining the applicable volume rebate percentage to be applied to the total volume of Products invoiced by the Manufacturer to Customer. In addition, the Manufacturer will disclose and deliver to Customer or an alternate supplier, any know-how and other information, and grant any license and/or sub-license that is/are necessary for the manufacture of the Products under substantially the same terms and conditions of confidentiality as set forth in Section 17. In addition, the Manufacturer will pay Customer on Customer’s demand (i) the amount by which the cost of such procurement or manufacture exceeds the Price for the Products hereunder (to a maximum cost of one hundred and ten percent (110%) of the Price), except that this amount under subsection (i) will not be charged if the Manufacturer’s inability to supply is caused directly by a reason that meets the definition of Force Majeure, as defined in this Agreement, and (ii) all incremental freight or redeployment costs associated with such deficiency.
6.     Safety Stock. The Manufacturer agrees to maintain a local safety stock of Materials (“Safety Stock”) as set forth on Addendum 1, and with respect to any such Safety Stock, the additional terms and conditions of Addendum 1 will apply.
7.    Excess/Reconciliation. The Manufacturer agrees to purchase all raw materials necessary to support current open Purchase Orders and Safety Stock requirements based on forecasted demand numbers supplied by Customer. At the end of each calendar quarter Manufacturer will provide an analysis to Customer showing raw material inventory position in support of these demand numbers. If excess raw materials exist due to a reduction in demand numbers, and if such raw materials become expired and cannot be used for production of Products despite Manufacturer’s reasonable efforts to prevent such loss, Customer agrees to reimburse Manufacturer for Manufacturer’s cost of acquiring such excess raw materials within thirty (30) business days of receiving Manufacturer’s invoice.
8.    Subcontractors. The Manufacturer may not subcontract any of its obligations under this Agreement, including, without limitation, to any affiliated entities.
7.    DELIVERY.
1.    Delivery; Cost. All Products will be manufactured and delivered Incoterms 2020 EXW.
2.    Title; Risk of Loss. Title and risk of loss of Products manufactured by the Manufacturer and provided to Customer will pass to Customer when the Products are picked up from the Manufacturer.
3.    Storage. Except as otherwise required to fulfill its obligations hereunder, to the extent that any Products are warehoused or otherwise stored by the Manufacturer prior to shipping, the Manufacturer will at all times set aside and keep separate the Products from other property of the Manufacturer or other third parties, clearly label all Products as property of Customer. The Manufacturer will safeguard the Products using a commercially reasonable standard of care that is no less rigorous than the standard of care it uses in safeguarding its own materials.
4.    Service Level. The Manufacturer shall manufacture and prepare at least ninety-five percent (95%) but less than one hundred and five percent (105%) (“Target Production Range”) of the quantity of each Product SKU in each Purchase Order by Completion Date. All verified costs and expenses incurred by Customer as a result of the Manufacturer’s failure to manufacture and prepare the Products by the Completion Date (including, without limitation, any fees or other penalties assessed to Customer by a retailer or distributor as a result of such failure) (“Late Completion Fee”) will be reimbursed or paid by the Manufacturer, immediately, on demand, regardless of whether the Target Production Range has been achieved, provided that such failure was not due to the failure of or delay in Customer’s provision of Customer-Supplied Materials. In the event of a potential out-of-stock situation for Customer that is caused by the Manufacturer’s failure to manufacture and prepare the Products by the Completion Date, the Manufacturer will pay airfreight to expedite delivery of the Products. The Manufacturer will communicate to Customer any possible risks to supply as soon as identified. In addition, if Products are manufactured and prepared more than seven (7) calendar days late (as measured from the Completion Date), the parties agree that Customer will have been damaged by the delayed production, and the parties agree that determining actual damages will be difficult to determine with certainty. As a result, the Manufacturer will credit Customer against the applicable invoice in the sum of ten percent (10%) of the Price of such late Products as compensation for the loss that Customer shall suffer as a result of the delay, in addition to any Late Completion Fees, provided that such failure was not due to the failure of or delay in Customer’s provision of Customer-Supplied Materials. The Manufacturer agrees that such amount shall be paid as liquidated damages and not as a penalty and are reasonable estimates of Customer’s damages. In addition, in the event that the delayed production by the Manufacturer leads to a cancelled order by Customer’s customers, then the Purchase Order may be cancelled, and any finished goods (whether received by Customer or not), work in progress, and materials that result will be the liability and responsibility of the Manufacturer unless or until further demand for the Products occurs, with Customer not having any obligation to pay for such Products.
8.     MANUFACTURING PROCESS AND TERMS.
1.     Documentation. A record detailing the processes and procedures for manufacturing the Product in conformance with the Specifications (the “Master Batch Record”) will be generated by the Manufacturer and will be reviewed and mutually approved in writing by the Manufacturer and by Customer. In accordance with Section 9 below, any substantive change to an approved Master Batch Record will be reviewed and mutually approved in writing by the Manufacturer and by Customer prior to such change being implemented. Each batch of Product will be produced according to the Master Batch Record and will be documented in a production copy of the Master Batch Record (each, a “Production Batch Record”). Each Production Batch Record will be assigned a unique batch number. Any deviation from the Specifications must be documented in the Production Batch Record, and the Manufacturer will immediately notify Customer of any such deviation. The Manufacturer will provide Customer with a copy of a completed Production Batch Record for any batch upon request.
2.     Pre-fill Approval of First Three Batches. The Manufacturer shall deliver to Customer, in the United States, via overnight delivery at Customer’s cost, the first three (3) production batches of any Products, all of which shall be provided for review and approval, as soon as possible, before such production batches are returned for the Products to be filled and the finished Products to be delivered, or the Manufacturer will overnight pilot samples for twenty-four (24) hour approval, at Customer’s cost. After the first three (3) batches, Customer shall be permitted to instruct, from time to time, that a random production batch be delivered to Customer for review and approval prior to filling the finished Products.
3.    Product Testing and Approval. In addition to conducting necessary testing to manufacture the Products, the Manufacturer shall provide external testing at Customer’s expense and at market rates as approved by Customer, for all Products, the applicable required and requested testing, which may include PET (USP51, BP, EP, JP) safety and use testing, heavy metals testing, ophthalmology, noncomedogenic, epiocular, RIPT using broad spectrum test subjects (1-5), stability in glass, and compatibility testing in actual final package. Stability and compatibility testing shall be performed in-house by the Manufacturer at Manufacturer’s cost. The Manufacturer shall maintain and provide to Customer, if requested, all test documentation and certificates to ensure that the products are safety-tested and suitable for sales, marketing and distribution. Customer may conduct its own consumer testing or any other testing if it so chooses.
4.    Materials Testing. The following quality/quantity checks will be conducted for Materials:
1.    Material. Upon five (5) business days of receipt, the Manufacturer will conduct physical testing, such as color, odor, and appearance, and an identity check, using an FTIR, and using an R&D sample as a reference standard for comparison. The Manufacturer shall investigate the reason for rejected Manufacturer Supplied Materials and record their disposition. The Manufacturer shall prepare and retain records of such testing for throughout the Term and for two (2) years thereafter. Manufacturer shall immediately notify Customer in writing of deficiencies detected in Customer Supplied Materials but shall not be obligated to investigate deficiencies detected upon inspection of Customer Supplied Materials in the absence of a further agreement between Manufacturer and Customer to do so. For the avoidance of doubt, Manufacturer shall not utilize Customer Supplier Materials with deficiencies in the Products without the prior written consent of Customer.
2.     Components. Upon five (5) business days of receipt, the Manufacturer will perform a visual quality check against a reference standard and a random quality check. The Manufacturer shall provide for Customer’s review the reason for rejected components and record their disposition. The Manufacturer shall prepare and retain records of such testing throughout the Term and for two (2) years thereafter.
3.    Manufacturer shall test inbound Materials according to the guidelines set forth in Exhibit F. Any discrepancies must immediately be raised to Customer’s attention in writing.
5.    Finished Goods Quality Inspection. The Manufacturer will conduct physical testing on in process bulk, as well as finished product, for such key attributes as color, odor, appearance, microbial count, and viscosity. Finished goods quality will be inspected against the Customer approved standard and the product quality requirements. Any discrepancies shall immediately be raised to Customer’s attention in writing.
6.    Labeling. Unless otherwise agreed in writing by the parties, the Manufacturer will label the Products with labeling or other trade dress as provided by Customer in accordance with the Specifications. Detailed instructions are available in Customer’s Vendor Compliance Manual, which will be provided to the Manufacturer.

9.     CHANGES IN SPECIFICATIONS AND MANUFACTURING PROCESS.
1.    Changes in Specifications. Customer may revise the Specifications during the Term of this Agreement by providing the Manufacturer with a written notice thereof. The Manufacturer may revise the Specifications only with the prior written consent of Customer. The Manufacturer will not deviate from the Manufacturer’s Specifications without prior written notice to and the prior written approval of Customer. Customer will be given reasonable opportunity to review and approve such change prior to its implementation, including, the opportunity to conduct such quality control procedures as determined by Customer in its reasonable discretion.
2.    Price Adjustments Resulting from Changes. The Manufacturer will decrease, and will have the right to increase, the Price for a Product to reflect the amount of any actual decrease or increase, respectively, in the Manufacturer’s actual costs to manufacture that Product, resulting from a change in the Specifications or due to manufacturing changes implemented based on approval by Customer in accordance with Section 9.1 above or written approval by an authorized representative of Customer pursuant to Sections 9.1 above. The Manufacturer will notify Customer in writing of the proposed increase or decrease in the Price of the Product resulting from the change in the Specifications within twenty (20) business days after Customer notifies the Manufacturer in writing of such desired change or consents to a Manufacturer-suggested change. Customer may rescind any request for the proposed change in the Specifications, or consent to such decrease or increase, by written notice to the Manufacturer upon receipt of the notification of any price increase or decrease described in this Section 9.2. Failure by the Manufacturer to furnish such notice within such twenty (20) business day period will be deemed to be notice that there are no additional costs associated with the change.
3.    Scrapping. In the event Customer makes(or consents to) any change in the Specifications pursuant to Sections 9.1 or 9.2 above, or otherwise elects to discontinue the sale of all or some of the Products, Customer will reimburse the Manufacturer for all reasonable out-of-pocket costs actually incurred by the Manufacturer with respect to the acquisition and scrapping of all Manufacturer Supplied Materials ordered by the Manufacturer prior to its receipt of notice of the change and cancelable only at a cost to the Manufacturer, that, as a result of such change, are rendered unusable or otherwise obsolete; provided, however, that in no event will Customer be required to pay such costs for or with respect to any Manufacturer Supplied Materials that (i) are in excess of the amount that was reasonably required to manufacture a three (3) month supply of the Products (based on the then-most recent Forecast), unless such excess materials were ordered with the prior written consent of an authorized representative of Customer, (ii) are not included in the list of Safety Stock as provided in this Agreement, or (ii) were not listed on the then-most recent Monthly Book Inventory (as defined in Addendum 2). The Manufacturer will notify Customer of such scrapping cost within twenty (20) business days from receiving notification of any requested or approved change in the Specifications. Customer may rescind any request for or consent to a proposed change in the Specifications by written notice to the Manufacturer upon receipt of the notification of the scrapping costs pursuant to this Section 9.3. Failure by the Manufacturer to furnish such notice within such twenty (20) business day period will be deemed to be notice that there are no scrapping costs associated with the change or discontinuance. To the extent any scrapping takes place, Manufacturer will provide certification of destruction, which shall include photos of the scrapping and destruction.
4.     Changes in Manufacturing Location. In the event of a disaster recovery incident, the Manufacturer may manufacture Products at a new manufacturing location, subject at all times to audit and inspection from Customer consistent with Section 14. Other than in relation to a disaster recovery incident, the Manufacturer shall not change the manufacturing location without prior written approval from Customer.
10.     PRODUCT RECALLS; HAZARDOUS CONDITIONS
1.     Potential Safety Issue. In the event that either party learns of any issue relating to a potential safety hazard or unsafe condition in any of the Products produced hereunder, it will immediately advise the other party as expeditiously as possible. The parties shall cooperate in communication with the public and Governmental or Regulatory Authorities, as defined below, and in correcting any such condition that is found to exist.
2.    Notice. Each party shall promptly give notice to the other party of any action by, or notification of other information which it receives (directly or indirectly), including without limitation from any Governmental or Regulatory Authority (together with copies of correspondence related thereto), which (i) raises any concerns regarding the safety, efficacy, or quality of the Products, (ii) indicates or suggests a potential material liability for either party to third parties arising in connection with the Product, or (iii) indicates a reasonable potential for a need to initiate a recall, market withdrawal or similar action with respect to the Product.
3.    Public Statements. The Manufacturer shall not make any statements to the public or to any Governmental or Regulatory Authority (defined below), concerning issues relating to the safety or efficacy of the Products without first seeking Olaplex’s prior written input and prior written final approval.
4.    Product Recalls. In the event that: (a) any governmental or other regulatory or administrative authority, agency, department, board or court, tribunal or judicial, administrative or arbitration tribunal, and any relevant counterpart or corollary thereof or thereto (each a “Governmental or Regulatory Authority”) issues a directive or order that a Product manufactured or supplied by the Manufacturer hereunder be recalled; or (b) a court of competent jurisdiction orders such a recall; or (c) Customer reasonably determines that any such Product should be recalled, the parties will collaborate, provide all reasonable assistance, and take all appropriate corrective actions to protect the public’s health and preserve the Product’s good will and reputation. If a recall is due to (a) or (b), the party primarily responsible for the cause of the recall will assume responsibility for all such costs and expenses and will reimburse the other party for any costs and expenses incurred by such party. If a recall is due to (c), Customer will initially bear the expenses of the recall until primary responsibility for the cause of the recall is determined, at which time the party primarily responsible for the cause of the recall will assume responsibility for all such costs and expenses and will reimburse the other party for all costs and expenses incurred by such party. If the recall is due to non-conformance with applicable foreign, national, federal, state or local Law, statute or ordinance, judgment, order or decree, or any rule, regulation, or published guidelines, or any statement having the effect of Law, promulgated by any Governmental or Regulatory Authority (each a “Law” and collectively, “Laws”), failure to meet the Specifications, or if such recall is otherwise due to the actions or negligence of the Manufacturer, the Manufacturer will automatically be considered the party primarily responsible in which case the Manufacturer will be responsible for all Expenses of Recall (defined below) and will hold Customer, Authorized Purchasers and their respective officers, employees, directors, agents and representatives harmless and indemnify them for their damages and liabilities. Notwithstanding anything to the contrary herein, in no event will the Manufacturer initiate a recall of Products. For the purpose of this Agreement, “Expenses of Recall” will include, without limitation, the expenses of notification to Customer’s customers, any taxes/duties that are not recoverable, the expenses of return and/or destruction of the recalled Products, any necessary Product rework and replacement expense, any penalties or fines that are assessed by retailers or distributors, any legal expenses (including attorneys’ fees) incurred, and other reasonable expenses incurred as a result of the above-mentioned action.
5.    Consumer Complaints. Product complaint files, as required by applicable Law, will be maintained by Customer. Any Product complaints received by the Manufacturer will be forwarded to Customer within forty eight (48) hours of the receipt of the information. Customer will be responsible for the review of complaints to determine the need for an investigation, or the need to report to any applicable Governmental or Regulatory Authority as required by applicable Law. Customer will notify the Manufacturer promptly upon Customer having received a manufacturing-related complaint that, in Customer’s opinion, requires investigation. The Manufacturer will promptly conduct an investigation for each manufacturing-related complaint and will report findings, follow-up, and corrective actions for each investigation to Customer. The Manufacturer will cooperate with

Customer in the resolution of all complaints of consumers with regard to the Product and will provide Customer with access to the facility during normal business hours to enable Customer to determine whether appropriate corrective actions have been taken to address each manufacturing-related complaint. In the event of a confirmed complaint relating to safety issues with regard to use of any Product by consumers, Customer will determine whether such information must be reported to the applicable Governmental or Regulatory Authority and will take responsibility for making such a report.
11.    MATERIALS.
1.    Manufacturer Supplied Materials. The Manufacturer shall purchase Manufacturer Supplied Materials from its suppliers, while accounting for the necessary lead time to avoid any shortage of Products. The costs for such Manufacturer Supplied Materials are included in the Price. The Manufacturer shall ensure (i) that all Materials meet the requirements of the Specifications, prior to the use or consumption thereof, and (ii) that it has, at all times, the necessary stock of Materials to manufacture the quantities of Products ordered by Customer. The Manufacturer will purchase from its suppliers and be responsible for providing timely Production Plans, PO’s and payment to those suppliers. The Manufacturer will be responsible for expediting delivery and QC/goods inwards checks of the Manufacturer Supplied Materials to confirm that they meet the Specifications.
2.    Customer Supplied Materials. The Manufacturer shall be responsible for the proper storage of all Customer Supplied Materials supplied by Customer (or on its behalf) to the Manufacturer in connection with the manufacture of the Products and consistent with all applicable quality standards and obligation set out in Section 14. If applicable, the Manufacturer shall store the Customer Supplied Materials at the Manufacturer’s facilities and warehouses in suitable conditions consistent with industry standards and product requirements.
3.    Materials Identification; Audit. The Manufacturer shall stamp lot numbers legibly on all individual bottles, cannisters, or other containers and unit cartons and cases. All shipments must be palletized, on heat treated 4-way pallets. Pallets must not be triple stacked. Pallets must be stored inside at an ambient temperature between 40 and 85 degrees Fahrenheit. Shipping cases shall be marked with: (i) UPC code; (ii) item number; (iii) product description; (iv) piece count; and (v) lot/batch code. To enable Customer to mitigate proactively against the likelihood of diverted products, the Manufacturer shall scan all Products containing unique QR codes as follows: (i) the Manufacturer will scan each unit of Product on the production line, (ii) the Manufacturer will scan each master carton and each pallet during pack out, and (iii) the Manufacturer will scan all outbound pallets. If the Manufacturer experiences any issues with scanning or scanning equipment, it will contact Customer immediately to remediate. Failure to adhere to the foregoing scanning requirements shall be grounds for chargebacks to the Manufacturer. Unless otherwise specified in this Agreement, the Manufacturer agrees to conduct a physical inventory of all Materials and Products at least once per year, as close to December 31st of each year as possible. Customer may arrange to have an external auditor present to observe the count. The parties will agree on scheduling for the count ninety (90) days in advance. In the event of any material discrepancy between the inventory manufactured and prepared by the Manufacturer to Customer and the inventory recorded by Customer as having been sent to the Manufacturer, both parties will work together to analyze and adjust the discrepancy accordingly.
4.    Materials. The Manufacturer may not replace or modify Materials used to manufacture the Products without the prior express written consent of Customer as determined by Customer in its sole discretion. The Manufacturer shall avoid a material amount of excess inventory by limiting inventory of Materials for the Products consistent with any forecast provided by Customer, or as agreed upon with Customer, and in any event shall not exceed six (6) to nine (9) month amount of inventory for the Products unless otherwise agreed in writing upon by Customer. The Manufacturer must advise Customer, and obtain prior, written approval from Customer, of any supplier of Materials for the Products.

5.    Customer Supplied Artwork. Customer shall supply, at its own costs, artwork, label content, and/or printed labels for the Products. Customer is solely responsible for such artwork and the content of the label.
6.    Risk of Loss. The Manufacturer shall bear the risk of loss for Manufacturer Supplied Materials. Risk of loss of Customer Supplied Materials and Customer Supplied Artwork shall transfer to Manufacturer when Customer Supplied Materials are delivered to and stored at the Manufacturer’s facility.
7.    Inventory.
1.    The Manufacturer will maintain sufficient inventory of the Manufacturer Supplied Materials and Customer Supplied Materials, if any, to fulfill the Purchase Orders in compliance with the terms of this Agreement. Customer may direct the Manufacturer to purchase Manufactured Supplied Materials from specific vendors and the Manufacturer shall purchase Manufactured Supplied Materials from such designated suppliers unless otherwise agreed to by the parties in writing.
12.    EQUIPMENT. Customer agrees to purchase and provide the Manufacturer with certain scanning equipment that are needed for Customer to operate and maintain the track and trace program for Products. All right, title, and interest in and to such scanning equipment will remain with Customer. Manufacturer shall return such equipment to Customer after termination of this Agreement, or upon Customer’s request. In regard to Manufacturer’s equipment, the terms set forth in Addendum 4 hereto shall be applicable.
13.    TERMINATION.
1.    Default or Breach; Force Majeure. This Agreement may be terminated: (i) if a party breaches any provision herein, by the non-breaching party with thirty (30) days’ prior written notice to the breaching party, unless such breach is cured to the non-breaching party’s reasonable satisfaction within the thirty (30) day notice period; or (ii) by a nonbreaching party if conditions constituting Force Majeure as defined in Section 33 exist for a period in excess of thirty (30) consecutive days, or sixty (60) days in any consecutive six (6) month period.
2.    Insolvency; Change in Control. This Agreement may be terminated immediately by either party, if either party ceases to do business, makes an assignment for the benefit of creditors, becomes insolvent, or if a petition of bankruptcy is filed with respect to a party and the petition is not dismissed within thirty (30) calendar days. Customer will have the right to immediately or upon thirty (30) calendar days’ prior written notice terminate this Agreement in the event of any material change in the ownership, control, or management of the Manufacturer. Each party will immediately notify the other party in writing of any events referenced in this Section 13.2.
3.    Termination without Cause. Notwithstanding the following, either party may terminate this Agreement without cause upon one hundred and eighty (180) days written notice to the other party.
4.    Effect of Termination.
1.    Upon expiration or any termination of this Agreement by either party, all rights and obligations of the parties under this Agreement will cease except any right or obligation which accrued prior to the effective date of such expiration or termination, including any provision of this Agreement that by its nature is reasonably understood to survive such expiration or termination. Without limiting the foregoing, all rights of the Manufacturer to manufacture the Product and all associated rights with respect to the Product, including without limitation, any Intellectual Property Right of Customer, will cease.
2.    Upon termination of this Agreement, other than for breach of this Agreement by the Manufacturer, Customer shall pay within the time frame agreed upon for any invoice under this Agreement, any outstanding amounts due under this Agreement, or any Purchase order including work-in-process and for Manufacturer Supplied Materials if the Manufacturer cannot use such Manufacturer Supplied Materials elsewhere. To the extent any outstanding amounts due pursuant to this Agreement are related to the breach forming the basis of any termination of this Agreement, the parties shall work to resolve any issues and Customer shall not be required to pay any outstanding amounts related to the breach until such issues are resolved.
3.    THE MANUFACTURER HEREBY WAIVES AND RELEASES CUSTOMER FROM ANY LIABILITY, PENALTY OR CLAIM RESULTING FROM THE TERMINATION OR EXPIRATION OF THIS AGREEMENT IN ACCORDANCE WITH ITS TERMS INCLUDING, WITHOUT LIMITATION, ANY COSTS AND EXPENSES RELATED TO THE TRANSFER OR TERMINATION OF EMPLOYEES, IMPOSED BY LAW OR OTHERWISE.
5.    Nonwaiver. Failure to terminate this Agreement under any of the foregoing grounds or to exercise any right or remedy hereunder will not constitute a waiver of the right to terminate this Agreement on that or other grounds or to exercise such other right or remedy in the future.
6.    Survival. Termination, expiration, cancellation, or abandonment of this Agreement, through any means and for any reason, will not relieve either party of its obligations incurred prior to such termination or extinguish any obligation or right (a) expressly provided in this Agreement to survive the termination of this Agreement, or (b) which reasonably requires survival in order to give them full force and effect, including without limitation, the provisions of Section 10 (Product Recalls; Hazardous Conditions); Section 13 (Termination); Section 14 (Compliance; Quality Review), Section 15 (Inspection; Non-Conformity); Section 16 (Warranties; Liability) Section 17 (Confidentiality Obligations); Section 18 (Intellectual Property); Section 19 (Indemnification); Section 20 (Insurance); Section 22 (Governing Law); Section 23 (Mandatory Binding Arbitration); Section 25 (Cost and Expense; Attorney’s Fees); and Section 30 (Specific Enforcement).
14.    COMPLIANCE; QUALITY REVIEW.
1.    Retain Samples; Certificates of Analysis. The Manufacturer will test or cause to be tested each lot of Product manufactured pursuant to this Agreement to confirm compliance with the Specifications. The Manufacturer will generate a certificate of analysis for each lot of Product tested, setting forth the items tested, Specifications used and test results. Customer is entitled to rely on such certificates for all purposes of this Agreement. The Manufacturer will also select and retain one (1) sample unit from the beginning, middle and end of each production lot, which units must be clearly identified with Product code and date of manufacture. The Manufacturer must retain sufficient samples to perform two (2) full rounds of Product testing for each lot for two (2) years past the expiration date; or for OTC products without an expiration date, for no less than five (5) years; or for one (1) year for all other Products. The Manufacturer shall retain samples in a location where the samples can be easily retrieved for Customer’s review within two (2) days of Customer’s request. Alternatively, if requested by Customer in writing, the Manufacturer will send to Customer, in a box clearly labeled “Quality Samples for Name of Product/SKU,” the lot samples and certificates of analysis for Product produced and send to such location as requested by Customer. The Manufacturer shall provide the certificates of analysis for Products on a regular basis or upon Customer’s request to Customer at a location of Customer’s choosing, including but not limited to electronic file sharing websites (e.g., DropBox). Manufacturer shall comply with the request promptly upon receiving the request.
2.    Compliance Audit. The Manufacturer will maintain quality compliance and control programs as may be reasonably required for the proper manufacturing of the Products, including compliance with all local, state, national and global Laws and regulations and any guidance documents that are promulgated by Governmental or Regulatory Authorities pertaining to the manufacture, packaging, labeling, distribution, and sale of the Products, including FDA’s draft guidance on cosmetic Good Manufacturing Processes (June 2013) and other guidance such as the FDA’s GMP Guidelines/Inspection Checklist from February 2022. Customer will have inspection and audit rights set forth in this Section 14.2 to confirm Manufacturer’s compliance with this Agreement. Such inspection and audit rights are limited to the Products and shall occur two (2) times per year upon a thirty (30)

day prior notice, unless any non-compliance with the aforementioned Laws, regulations, or guidance documents from Governmental or Regulatory Authorities are identified, at which time Customer has the right to inspect upon a reasonable notice. Customer will have the right to inspect Manufacturer’s facility and observe the manufacturing, packaging, storage, inspection, and shipping of Products when and where any such operations are being conducted. Customer will further have the right to inspect (or, if requested by the Manufacturer, to have an independent auditor inspect) such books and records of the Manufacturer as are necessary to determine the Manufacturer’s compliance with the terms and conditions of this Agreement, including without limitation the Production Batch Records. Customer shall bear the cost of the audit and, if an independent auditor is used, such auditor shall be directed to reveal to Customer only such information as is necessary to explain non-compliance. Facility inspections carried out pursuant to this Section 14.2 shall be carried out during business hours on reasonable notice to the Manufacturer, provided that, in the event of an emergency as reasonably determined by Customer, the Manufacturer shall grant Customer or its agents immediate access to its premises. If following an inspection Customer reasonably considers that the Product is not or is not likely to be as warranted under Section 16, Customer shall inform the Manufacturer and the Manufacturer shall immediately take such action as is necessary to ensure that the Product is or will be as warranted under Section 16. Customer shall have the right to re-conduct inspections after the Manufacturer has carried out its remedial actions.
3.    Regulatory Licenses. The Manufacturer is responsible for obtaining and maintaining, at its sole expense, all permits, licenses, registrations, certificates, approvals, and other authorizations from any Governmental or Regulatory Authority that are necessary for the Manufacturer to manufacture and supply the Products to Customer and otherwise perform its obligations under this Agreement. The Manufacturer will, at its expense, cooperate with Customer and use its best reasonable efforts, including to adopt, implement and maintain as soon as reasonably possible such manufacturing and quality control practices and procedures and to take such other actions as may be necessary or advisable, to have the Manufacturer qualified and/or certified by relevant governmental or other authorities or certifying bodies as a manufacturer of the Products, where such qualification/ certification is deemed advisable by Customer or required in order for Customer to market the Products anywhere where Customer sells or plans to have such Products distributed or sold. In addition, the Manufacturer shall, at its expense, furnish Customer with such information and otherwise cooperate with Customer as Customer may reasonably request, to assist Customer or its designee in obtaining any and all Product registrations, import licenses, and permits and any other Governmental or Regulatory Authority or certifying body authorizations and certifications, necessary or deemed advisable by Customer for the entry of the Products into, and sale/distribution of the Products in, any country or other territory desired by Customer.
4.    Regulatory Compliance. The Manufacturer is responsible for compliance with all applicable local, state, national and global Laws, regulations, and ordinances as they apply to the facility and production of the Products, and any guidance documents that are promulgated by Governmental or Regulatory Authorities pertaining to the manufacture, packaging, labeling, distribution, and sale of the Products, including FDA’s draft guidance on cosmetic Good Manufacturing Processes (June 2013) and other guidance such as the FDA’s GMP Guidelines/Inspection Checklist from February 2022.
5.    Regulatory Agency Visits and Contacts.
1.    Customer assumes responsibility for all contact and will be the primary contact with all Governmental or Regulatory Authorities pertaining specifically to the Products; provided, however, the Manufacturer will provide to Customer all such information as Customer requires in connection with such contacts with any Governmental or Regulatory Authorities and the Manufacturer agrees to otherwise fully cooperate with Customer in connection with such matters.

2.    The Manufacturer will advise Customer immediately if an authorized agent of any Governmental or Regulatory Authority visits the facility concerning any Product, or if Manufacturer receives an advance notice that such visit will occur, whichever is earlier. The Manufacturer shall provide daily updates during such visits, and the Manufacturer will furnish to Customer the report by such Governmental or Regulatory Authority of such visit as it may apply to any Product within one (1) business day of the Manufacturer’s receipt of such report, as well as any further correspondence received from such agency. The Manufacturer shall ensure that Customer reviews and approves any submissions to any Governmental or Regulatory Authorities, if such submissions relate to any Products directly or indirectly.
6.    Production Records. The Manufacturer shall provide to Customer upon request, copies of all its quality control systems, policies, procedures and manuals that apply to the Products. Product retention records and production records, including Master Batch Records and Production Batch Records, for Products produced by the Manufacturer will be maintained by the Manufacturer. However, such records shall be made available to Customer pursuant to the provisions of this Agreement, if otherwise required by Law or regulations, if requested by a Governmental or Regulatory Authority, or if such information is necessary to investigate any Customer complaints. The Manufacturer shall maintain manufacturing records for five (5) years past production date for Products without expiration date or two (2) years past expiration date for Products with an expiration date. The Manufacturer shall provide Customer any information and/or documents that Customer may require to import, commercialize, and sell the Products worldwide. The Manufacturer shall, at all times, maintain and be in compliance with all permits and other authorizations which are required by applicable Law related to the manufacture of the Products.
15.    INSPECTION; NON-CONFORMITY.
1.    Initial Inspection. Customer or its agent will visually inspect the shipping containers with respect to each shipment of the Products for visible defects (number of packing containers, visible damage). Within fifteen (15) days of Customer’s receipt of the Products, Customer will notify the Manufacturer in writing of any claim relating to (i) any shortage in the quantity of the containers of the Products, or (ii) any obvious exterior damage to the external shipping containers of the Products.
2.    Non-Conformity; Latent Defect.
1.    Within thirty (30) days of Customer’s receipt of the Products, Customer will notify the Manufacturer in writing of any claim relating to any other non-conformity with the relevant Purchase Order or the Specifications (a “Non-Conformity”). The foregoing notwithstanding, with respect to latent defects in the Product that manifest themselves with the passage of time and later than thirty (30) days after receipt of the Product, that are not obvious upon inspection, or that could not be discovered within thirty (30) days of its receipt by the reasonable application of a visual inspection (each, a “Latent Defect”), whenever Customer becomes aware of such a Latent Defect that gives rise to a claim related to (i) any damaged, defective or non-conforming Product, or (ii) any breach of warranties, Customer will promptly notify the Manufacturer in writing of such a claim.
2.    Upon its receipt of a notice of Non-Conformity or Latent Defect and if the Non-Conformity or Latent Defect is attributable to the Manufacturer, the Manufacturer will work diligently to replace the defective Products at the Manufacturer’s cost within ninety (90) days of Customer’s notice of such issues or reimburse Customer in case the Manufacturer is not able to rework or replace such defective Products.
3.    In the event of a conflict with respect to any rejected Product that the Manufacturer and Customer are unable to resolve, a sample of such Product will be submitted by the Manufacturer to an independent laboratory, reasonably acceptable to both parties, for testing against the Specifications. The test results obtained by such laboratory will be final and controlling. The fees and expenses of such laboratory testing will be borne entirely by the party against whom such laboratory’s findings are made.
4.    Customer will provide the Manufacturer with summary reports of rejections and returns of non-conforming Products by consumers (or other Customer’s customers) on a quarterly basis. If the non-conformity rate for any such quarter is in excess of one percent (1%) of the total units of Products provided by the Manufacturer to Customer during such quarter, and the non-conformity rate during the immediately following calendar quarter is also in excess of one percent (1%) of the total units of Products provided by the Manufacturer to Customer during that quarter, resulting in two (2) consecutive quarters with nonconformity rate in excess of one percent (1%), then in addition to its other rights and remedies, Customer may terminate this Agreement upon written notice (without providing a right to cure) to the Manufacturer specifying the effective date of such termination.
16.    WARRANTIES; LIABILITY.
1.    General Warranties. The Manufacturer warrants that (a) from the time of manufacture through the end of the shelf life or until the expiration date is specified by the Manufacturer (whichever is longer), and if no shelf life or expiration date is specified, then from the Completion Date through the end of the thirty-six month (36) period thereafter if unopened, or twelve (12) month period if opened, the Products will be free from defects in workmanship and material and design, will be merchantable, fit, and sufficient for the intended use and particular purpose; (b) it will deliver good title to all Products, free and clear of any liens or encumbrances whatsoever; (c) at the time when the Products are manufactured and prepared for shipment, the Products will conform to all Specifications; (d) neither the Products, the Manufacturer Supplied Materials, nor the manufacturing processes will infringe on any third party’s rights, including those rights of contractual, trade secret, proprietary information, trademark, copyright, patent, or intellectual property nature; and (e) it and the Products will, and all manufacturing practices and standards with respect to the Products will, comply with all applicable Laws, statutes, orders, regulations and other instruments relating to the manufacture, packing, packaging, marking, storage, handling, and shipping of the Products. The Manufacturer understands and acknowledges that Customer is currently creating a corporate sustainability policy. Once complete, Manufacturer will be provided such policy and will adhere to all requirements in such policy. In addition, the Manufacturer abide by Customer’s Code of Conduct, which is attached hereto as Exhibit D.
2.    Manufacturing Practices. The Manufacturer will manufacture, package, label, handle, ship and store the Products in a good and workman-like manner at quality levels consistent with industry standards and in accordance with Specifications. The Manufacturer will follow all current Good Manufacturing Practices, including those stipulated or promulgated by any applicable Governmental or Regulatory Authority, as the same may be changed from time to time, that are applicable to the manufacture, packaging, labeling, handling, shipping or storage of the Product.
3.    Adulteration and Misbranding. The Manufacturer warrants and guarantees that (1) the Products manufactured by the Manufacturer are not adulterated or misbranded within the meaning of Sections 601 and 602 of the Federal Food Drug and Cosmetics Act (the “Act”), respectively, (2) the Products are manufactured in compliance with Customer’s Vendor Compliance Manual, and (3) the Products’ introduction into interstate commerce is not prohibited under the provisions of sections 505 or 512 of the Act. The Manufacturer warrants that it will comply with and all of the Products that are manufactured by the Manufacturer will comply with the requirements under the Act, including any amendments, such as the Modernization of Cosmetics Regulation Act, which will become effective on December 29, 2023.
4.     Quality Agreement. The Manufacturer further warrants that it will comply with the terms of the Customer Quality Agreement. The Manufacturer warrants that it will engage in negotiation in good faith so that the parties may within six (6) months from execution of this Agreement agree upon a Quality Agreement, which is distinguishable from and more detailed than the Quality Manual that is provided in Exhibit C of this Agreement.

5.    Environmental Compliance. The Manufacturer warrants that the Products and the manufacture of all Products provided hereunder will comply in all respects with the applicable Laws, enactments, orders, regulations, and other instruments having the full force and effect of Law, and orders, policies, judgments, or requirements of any Governmental or Regulatory Authority, in each case related to the pollution or protection of the environment or human health and safety, including but not limited to California’s Proposition 65, also known as The Safe Drinking Water and Toxic Enforcement Act of 1986. The Manufacturer warrants that all Products it provides to Customer will conform to the Specifications and that it will notify Customer in advance of any proposed change in the Products specified and supplied hereunder which may alter or add to any of the Chemical Abstract Service (“CAS”) number(s) or local equivalent for Products listed in the Raw Product Specification(s) cited herein. Any such changes must be mutually agreed upon by Customer and the Manufacturer prior to shipment to Customer.
6.    Safety Compliance. The Manufacturer warrants that all Products provided hereunder do, and at all times during a Term will, comply in all respects with the applicable requirements of the health and safety Laws and regulations on a global basis. The Manufacturer warrants that the manufacture of all Product(s) provided hereunder will comply in all respects with Occupational Safety and Health Act of 1970, as amended (29 USC § 651, et seq) and the requirements of the Occupational Safety and Health Administration, if applicable, or such comparable foreign Law. The Manufacturer also warrants that all Products comply with the requirements under the Consumer Product Safety Act, as applicable.
7.    Anti-Bribery Compliance. The Manufacturer acknowledges that Customer is subject to the U.S. Foreign Corrupt Practices Act, the UK Bribery Act and anti-bribery and anti-corruption Laws in the countries in which the parties are established or the country in which the Product will be provided. The Manufacturer warrants that it will (a) comply in all respects with such Laws, rules and regulations related thereto, including the comparable Laws of all jurisdictions where it or its agents are conducting business, (b) provide written certification of its compliance with the foregoing when asked by Customer, and (c) cooperate with Customer and its designees at the Manufacturer’s expense in any inquiry or investigation of the Manufacturer or its agents regarding their conduct or alleged conduct relating to compliance or failure to comply with any of the foregoing.
8.    Child Labor and Forced Labor. The Manufacturer represents and warrants that it does not employ children, prison labor, indentured labor, bonded labor or use corporal or other forms of mental and physical coercion as a form of discipline. Moreover, the Manufacturer agrees that it will not conduct business with vendors employing children, prison labor, indentured labor, bonded labor or who use corporal punishment or other forms of mental and physical coercion as a form of discipline. In the absence of any applicable Laws, Customer and the Manufacturer agree to define “child” as less than fifteen (15) years of age. If local minimum age Law is set below fifteen (15) years of age but is in accordance with exceptions under International Labor Organization (ILO) Convention 138, the lower age will apply. Customer has the right to audit the Manufacturer’s premises to ensure compliance with this warranty. The Manufacturer further warrants that it shall comply with all applicable human safety Laws, including without limitation, all Laws prohibiting child labor, human trafficking, and slavery, including the California Transparency in Supply Chain Act (Section 1714.43 of the California Civil Code and Section 19547.5 of the California Revenue and Taxation Code). If Manufacturer fails to comply with this provision, Buyer will take the corrective action as it deems reasonably appropriate.
9.    Conflict Minerals. The Manufacturer warrants that the Product manufactured and prepared hereunder will at no time contain any “conflict minerals” sourced from any of the “Covered Counties”, as such terms are defined in the Dodd-Frank Wall Street Reform and the US Consumer Protection Act (2010). The Manufacturer shall immediately notify Customer if at any time the foregoing representation becomes inaccurate or incomplete.
10.    Miscellaneous Compliance. Manufacturer warrants that the Products, including the Materials (excluding Customer Supplied Materials) used in connection therewith, manufactured and /or sold by Manufacturer pursuant to this Agreement: (i) contain no materials know to product cancer or reproductive toxicity; (ii) do not contain ingredients listed on Customer’s Restricted Substances List attached hereto as Exhibit E and as updated and provided to Manufacturer from time to time by Customer; (iii) contain only ingredients that are not expected to produce any appreciable adverse effects; (iv) contain only materials that are known by applicable published standards of any and all local, state, national, or international governments, including FDA, for safety and contact with humans; (v) do not contain fragrance contaminants or, if they are in the Products, are below the level that would impact safety; (vi) are not and will not be tested on animals; (vii) are sourced ethically in accordance with the best industry standards; and (viii) are safe for use in personal care products.
11.    Corporate Matters. The Manufacturer represents and warrants that: (a) it has full corporate power and authority to execute, deliver and perform its obligations under this Agreement; (b) the execution, delivery and performance of this Agreement have been duly authorized by all necessary action of the Manufacturer; (c) this Agreement constitutes a legal, valid and binding agreement of the Manufacturer, enforceable against the Manufacturer in accordance with its terms, except as limited by bankruptcy, insolvency, receivership and similar Laws in effect from time to time; and (d) it currently possesses or promptly hereafter will possess the requisite skill, experience, knowledge, personnel and facilities (in respect of manufacturing in general, and in respect of production of the Products and other obligations of the Manufacturer under this Agreement in particular), and the Manufacturer further possesses and is in compliance with all necessary licenses, permits and approvals required to validly execute, deliver and perform its obligations under this Agreement and is qualified to do business in all jurisdictions where such qualification is required for the Manufacturer’s performance hereunder. The Manufacturer shall inform Customer in writing within three (3) calendar days of learning any information that reasonably indicates that the Manufacturer may not be able to fulfill its obligations under this Agreement in a timely manner due to reasons directly or indirectly relating to the Manufacturer’s finance or monetary concerns.
12.    Sanctions. Manufacturer shall comply with U.S., E.U., and other applicable export control and sanctions Laws and regulations at all times and, accordingly, Manufacturer represents and warrants that: (a) neither it, nor any of its owners, directors, workers or employees is a person whose name appears on the list of Specially Designated Nations and Blocked Persons published by the United States Department of Treasury Office of Foreign Assets Control (“OFAC”) (each, an “OFAC-Listed Person), the United Kingdom’s HM Treasury Sanction List, the European Union’s Consolidated Sanctions List, or any other applicable sanctions list; (b) none of Manufacturer’s or any owner or senior manager of Manufacturer is a department, agency or instrumentality of, or is otherwise directly or indirectly controlled by or acting for on behalf of the government of any country that is the target of any of the several economic sanction programs administered by OFAC (31 C.F.R. Parts 501 through 598) or any OFAC-Listed Person; (c) none of the funds used by Manufacturer to perform any of its obligations constitute or will constitute funds obtained from or on behalf of any OFAC-Listed Person or any Blocked Person or any other person subject to applicable sanctions; (d) Manufacturer and each of its owners acknowledge that the sale of or diversion of products contrary to U.S., E.U., or other applicable Law is prohibited, and neither Manufacturer nor any of its owners or suppliers will sell or divert products contrary to U.S., E.U., or other applicable Law, including any sale or diversion to or from embargoed countries including, but not limited to Cuba, Iran, North Korea, Sudan, Syria, and the Crimea region of Ukraine; and (e) the inclusion of Manufacturer, any of its owners or managers or anyone associated with any of them or any of their owners on the list of Specially Designated Nationals and Blocked Persons or any other applicable sanctions list, or any diversion of products contrary to U.S., E.U., and other applicable export control and sanctions Laws and regulations shall constitute grounds for immediate termination of this Agreement without recourse to Manufacturer. At any time, and from time to time, Customer shall have the right, at its option, to conduct periodic audits to verify Manufacturer’s continued compliance with the foregoing.

13.    NSF Annual Audit. Manufacturer acknowledges and understands that an NSF certification for all Products is required by Customer. In order for Customer to obtain such, Manufacturer must participate, at its own expense, in an NSF audit no less than one (1) time per calendar year throughout the Term of the Agreement.
14.    Liability. EXCEPT AS PROHIBITED BY LAW OR IN CONNECTION WITH GROSS NEGLIGENCE, WILLFUL MISCONDUCT, A BREACH OF SECTION 16 (WARRANTIES), A BREACH OF SECTION 17 (CONFIDENTIALITY OBLIGATIONS), A BREACH SECTION 18 (INTELLECTUAL PROPERTY, IMPROVEMENTS, LICENSE), OR IN CONNECTION WITH SECTION 19 (INDEMNIFICATION) (COLLECTIVELY, THE “EXCLUDED CATEGORIES”), NO PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL, UNFORESEEN, CONSEQUENTIAL, OR POTENTIAL DAMAGES OR LOSSES OF ANY KIND, NATURE OR DESCRIPTION WHATSOEVER INCLUDING ECONOMIC LOSSES, LOST PROFITS OR DAMAGE TO IMAGE, SUFFERED, OR INCURRED BY SUCH PARTY ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR AS A RESULT OF ANY ACTIVITIES UNDER THIS AGREEMENT. EXCEPT IN CONNECTION WITH THE EXCLUDED CATEGORIES, THE LIABILITY OF EITHER PARTY TO THE OTHER WILL BE CAPPED TO THE AMOUNT PAID OR PAYABLE BY CUSTOMER TO MANUFACTURER DURING THE TERM OF THIS AGREEMENT.
17.    CONFIDENTIALITY OBLIGATIONS.
1.    Confidential Information. “Confidential Information” means (i) any information disclosed by either Customer or the Manufacturer, either directly or indirectly, in writing, orally or by inspection of tangible objects, including, without limitation, algorithms, business plans, customer data, customer lists, customer names, designs documents, drawings, engineering information, financial analysis, forecasts, formulas, hardware configuration information, know-how, ideas, inventions, market information, marketing plans, processes, products, product plans, research, specifications, software, source code, trade secrets, data tags and their contents, benchmarking reports and its contents, summary data, aggregate data or any other information that is designated as “confidential,” “proprietary” or some similar designation or should reasonably be understood by the receiving party as being confidential; and (ii) any information otherwise obtained, directly or indirectly, by a receiving party through inspection, review or analysis of any disclosed information. Information that is disclosed orally shall be Confidential Information if it is (A) designated as such at the time of disclosure or within a reasonable time after disclosure; or (B) should be reasonably understood to be Confidential Information. Confidential Information may also include information of a third party that is in the possession of one of the parties and is disclosed to the receiving party.
2.    Exclusions. Confidential Information shall not, however, include any information that (i) was publicly known and made generally available in the public domain prior to the time of disclosure by the disclosing party; (ii) becomes publicly known and made generally available after disclosure by the disclosing party to the receiving party through no action or inaction of the receiving party; (iii) is already in the possession of the receiving party at the time of disclosure by the disclosing party as shown by the receiving party’s files and records immediately prior to the time of disclosure; (iv) is obtained by the receiving party from a third party lawfully in possession of such information and without a breach of such third party’s obligations of confidentiality; or (v) is independently developed by the receiving party without use of or reference to the disclosing party’s Confidential Information, as shown by documents and other competent evidence in the receiving party’s possession.
3.    Disclosures Required by Law. The obligations set forth in this Section 17 shall not apply to the extent that the other party’s Confidential Information is required to be disclosed by Law, subpoena, court order or other Governmental or Regulatory Authorities; provided, however, that the receiving party shall (i) deliver prompt written notice of such requirement so that the other party may seek a protective order or other appropriate relief; (ii) use commercially reasonable efforts to cooperate with such other party’s attempt to obtain a protective order; and (iii) shall disclose only that information required to be disclosed by Law, subpoena, court order or other Governmental or Regulatory Authorities.
4.    Obligation. Each party will use commercially reasonable efforts to maintain in confidence and to not disclose or disseminate to any third party or use except as permitted herein any Confidential Information of the other party after its receipt of such Confidential Information.
18.    INTELLECTUAL PROPERTY.
1.    Intellectual Property Rights. “Intellectual Property Rights” means all proprietary rights and all other intellectual property and all associated rights in any jurisdiction throughout the world, including all (i) trademarks, service marks, trade names, business names, corporate names, Internet domain names, trade dress, designs, logos, slogans, and similar rights and all other indicia of origin, and registrations and renewals of, and applications to register, any of the foregoing, and all goodwill associated with any of the foregoing; (ii) patents, patent disclosures, and patent applications and rights in respect of utility models or industrial designs, together with all reissues, continuations, continuations-in-part, revisions, divisionals, extensions, and reexaminations in connection therewith and counterparts thereof; (iii) copyrights and copyrightable works and other works of authorship, mask works, database rights and moral rights, and registrations and renewals of, and applications to register, any of the foregoing; (iv) trade secrets, know-how, confidential information and other proprietary rights and information (whether or not patentable or reduced to practice), including inventions and improvements thereto, discoveries, methods, processes, technologies, techniques, protocols, formulas, algorithms, compositions, industrial models, architectures, layouts, designs, drawings, plans, specifications, methodologies, ideas, research and development, technical data, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals; (v) software (including source code, executable code, systems, tools, data, databases, firmware, interfaces, and related documentation); and (vi) copies and tangible embodiments or descriptions of any of the foregoing (in whatever form or medium).
2.    Olaplex Intellectual Property. “Olaplex Intellectual Property” shall mean all Intellectual Property Rights developed, invented, created, authored, improved, reduced to practice (the foregoing collectively, “Developed”), owned by or licensed by or on behalf of Customer, including all Intellectual Property Rights Developed by the Manufacturer in connection with this Agreement.
3.    Limited License. Customer hereby grants to the Manufacturer a limited, revocable, nontransferable, on-exclusive, non-sublicensable license to certain portions of the Olaplex Intellectual Property solely to the extent required by the Manufacturer in order to fulfill its obligations under this Agreement. All use of Olaplex Intellectual Property by the Manufacturer shall inure to the benefit of Customer. Any license in Olaplex Intellectual Property granted to the Manufacturer under this Agreement will terminate immediately upon termination of this Agreement.
4.    Ownership of Intellectual Property. All works created by the Manufacturer for Customer relating to or deriving from anything done in connection with this Agreement, and all rights, titles, and interests in such works, shall belong exclusively to Customer. All Intellectual Property Rights associated with the Products produced for Customer hereunder will be owned at all times solely by Customer. All Olaplex Intellectual Property will be owned at all times solely by Customer. Any and all right, title and interest in and to any Intellectual Property Rights Developed by the Manufacturer in connection with this Agreement (“Developed Intellectual Property”) shall be the sole and exclusive property of Customer, and the Manufacturer hereby unconditionally and irrevocably assigns, transfers and conveys, to the full extent permitted by applicable Law, and hereby agrees to assign, transfer and convey, to Customer, on a worldwide basis, all right, title, and interest in and to all Developed Intellectual Property, including (i) rights under patent, copyright, trademark, trade secret, and related or similar Laws, (ii) rights to collect income, royalties, products, proceeds, and payments due or payable, including all claims for remedies by reason of past, present and future infringements or misappropriations thereof or other conflicts therewith, (iii) rights to sue for and recover damages or lost profits in connection therewith, and (iv) other rights to protection or enforcement of interests therein and collect the same, for Customer’s own use and enjoyment and the use and enjoyment of its successors, assigns or other legal representatives under the Laws and regulations of all jurisdictions, free and clear of all security interests, options, liens, licenses, and other encumbrances. All rights, title and interest in and to any Product formulations Developed by or on behalf of or provided by or on behalf of Customer (including all modifications and derivatives thereto whether or not developed by Customer or the Manufacturer), shall also belong to and be the sole and exclusive property of Customer.
5.    Use of Formulas and Materials by the Manufacturer. The Manufacturer shall not use any formulas, materials, or any other Intellectual Property Rights provided by or developed for Customer, including any previously developed formulas or materials, or make use of any Confidential Information of Customer, for any purpose whatsoever other than to manufacture Products for Customer. In addition, the Manufacturer shall store all formulas and other Confidential Information on a secure server with limited access and emergency backup. Notwithstanding anything herein to the contrary, all formulas that are owned by Customer at any time, including those that become the property of Customer pursuant to the above provisions of this Section 18, shall be the exclusive property of Customer, and Customer shall not be restricted from the use thereof.
6.    Assistance. The Manufacturer agrees to perform all acts deemed necessary or desirable by Customer (at Customer’s cost) to permit and assist Customer in perfecting and enforcing the full benefits, enjoyment, rights, title and interest throughout the world in and to any Developed Intellectual Property. Such acts may include execution of documents, including any and all powers of attorney, applications, assignments, declarations, affidavits, and any other papers in connection therewith reasonably necessary to perfect such benefits, enjoyment, rights, title and interest in Customer, assistance and cooperation in the registration and enforcement of applicable Intellectual Property Rights or other legal proceedings, including providing documents and materials in the possession or control of the Manufacturer, testifying in any legal proceedings, signing lawful papers and making all lawful oaths, and taking any other act to aid Customer and enforcing proper protection for applicable Intellectual Property Rights.
19.    INDEMNIFICATION.
1.    Indemnification by the Manufacturer. The Manufacturer shall fully indemnify, defend, and hold Customer, its parent, subsidiaries, affiliates and their respective officers, directors, employees and agents harmless from and against any third party claims, demands, actions, suits, proceedings, investigations, liabilities, damages, costs or expenses (including reasonable attorneys’ fees), that arise from (i) the Manufacturer’s manufacturing of the Products contrary to or in deviation from the Specifications provided by Customer; (ii) bodily injury caused by the Manufacturer’s negligent acts or omissions; (iii) the Manufacturer’s breach of its representations, warranties or obligations as set forth in this Agreement; (iv) the Manufacturer’s breach of any applicable Law or regulation. Notwithstanding anything in this Agreement to the contrary, Customer shall have no liability to the Manufacturer and its customers, and the Manufacturer shall indemnify Customer, for any third party claims regarding infringement, misappropriation, or other violation of Intellectual Property Right of any third party, to the extent any such claim is found to arise from or relate to the inclusion in Products of Manufacturer Supplied Materials, or designs, materials, formulas or other items or Intellectual Property Rights provided by the Manufacturer and incorporated into the Products, or any Developed Intellectual Property.
2.    Indemnification by Customer. Customer shall fully indemnify, defend, and hold the Manufacturer, its parent, subsidiaries, affiliates and their respective officers, directors, employees and agents harmless from and against any third-party claims, demands, actions, suits, proceedings, investigations, liabilities, damages, costs or expenses (including reasonable attorneys’ fees), that arise from: (i) the inclusion of any Customer Supplied Materials in any Products, unless Manufacturer fails to conduct the check for Materials as provided in Section 8.4, or otherwise fails to maintain the quality and suitability of Customer Supplied Materials; (ii) violation of Intellectual Property Right of any third party, to the extent any such claim is found to arise from or relate to the inclusion of Customer Supplied Materials in any Products not jointly formulated with the

Manufacturer; and (iii) Customer’s breach of its representations, warranties or obligations as set forth in this Agreement.
3.    Indemnification Procedure. If either party receives notice of the commencement of any action or proceeding or the assertion of any claim by a third party or the imposition of any penalty or assessment for which indemnity may be sought under this Section 19 (Indemnification), and such party (“Indemnitee”) intends to seek indemnity pursuant to this Section 19, the Indemnitee will promptly provide the other party (“Indemnitor”) with written notice of such claim (“Third Party Claim”), stating the nature, basis and the amount thereof, to the extent known, along with copies of the relevant documents evidencing such Third Party Claim and the basis for indemnification sought. Failure of the Indemnitee to give such notice will not relieve the Indemnitor from liability on account of this indemnification, except if and to the extent that the Indemnitor is actually prejudiced thereby. The Indemnitee may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim and the Indemnitee will not file any papers or consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnitor. The Indemnitor will not admit to any wrongdoing on behalf of the indemnitee or consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim, in each case, without the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld or delayed).
20.    INSURANCE.
1.    During the Term of the Agreement and for two (2) years thereafter, the Manufacturer represents that it has (1) General Liability and Umbrella or Excess Liability insurance in a minimum amount of $10,000,000 USD per occurrence and (2) Statutory Worker’s Compensation Employer’s Liability Insurance in a minimum amount of $1,000,000 USD which insures the Manufacturer and its employees against any claims, suits, losses, charges, costs, expenses (including reasonable attorney’s fees), judgments, liabilities, and damages arising out of the Manufacturer’s manufacture of the Products and any actual or alleged defects in the Products which relate to the Manufacturer’s manufacture of the Products. Such insurance shall be from an A-rated insurance carrier or better and each insurance policy shall list Customer as an additional insured with regard to general and excess liability on both a primary and non-contributory basis. Manufacturer shall provide the Certificate of Insurance for each such policy to Customer within thirty (30) days of the signing of this Agreement by both parties.
2.    Customer represents that it has now and shall continue in effect throughout the duration of this Agreement, product liability insurance in the amount of $1,000,000 USD per occurrence and $2,000,000 in the aggregate per policy year. The Manufacturer may review that policy and any Coverage Declaration at any time upon request to Customer. In addition, Customer shall provide a copy of said policy to the Manufacturer within ten (10) days of a request from Manufacturer.
21.    ASSIGNMENT. Neither this Agreement nor any of the rights and obligations of the parties hereunder may be assigned or transferred by any of the parties hereto without the prior written consent of the other party hereto, including by operation of Law, except that Customer may assign its right hereunder to any of its affiliates including wholly-owned subsidiaries, without the prior written consent of the Manufacturer; provided, that Customer will remain liable for all of its respective obligations under this Agreement. Subject to the first sentence of this Section 21, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and no other Person will have any right, obligation or benefit hereunder. Any attempted assignment or transfer in violation of this Section 21 will be void.
22.    GOVERNING LAW. All matters arising out of or relating to this Agreement will be governed by and construed in accordance with the Laws of the State of New York, without giving effect to conflict of laws principles.
23.    MANDATORY BINDING ARBITRATION. ANY DISPUTE BETWEEN THE PARTIES ON THE TERMS OF THIS AGREEMENT OR ANY MATTER ARISING UNDER IT SHALL BE REFERRED TO THE APPROPRIATE SENIOR EXECUTIVE FOR EACH PARTY. IF A DISPUTE IS NOT

RESOLVED BY THE SENIOR EXECUTIVES, EITHER PARTY MAY SEEK RESOLUTION OF IT UNDER BINDING ARBITRATION BEFORE JAMS, WITH VENUE IN THE COUNTY OF NEW YORK, NEW YORK, IN ACCORDANCE WITH THE APPLICABLE JAMS RULES, AND JUDGMENT UPON THE AWARD RENDERED BY THE ARBITRATOR MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF. UPON THE RECEIPT OF A DEMAND TO ARBITRATE A DISPUTE HEREUNDER, EACH PARTY WITHIN TEN (10) DAYS AFTER SUCH DATE SHALL SUBMIT TO THE OTHER PARTY A WRITTEN LIST OF THREE (3) PERSONS, WHO WOULD BE ACCEPTABLE TO THE SUBMITTING PARTY AS AN ARBITRATOR. WITHIN TEN (10) DAYS AFTER THE INITIATION OF THE ARBITRATION, THE PARTIES SHALL SELECT A SINGLE NEUTRAL ARBITRATOR FROM THE LIST TO PRESIDE OVER THE ARBITRATION PROCEEDING. EITHER PARTY MAY ELECT TO CONDUCT THE ARBITRATION AS AN EXPEDITED PROCEEDING. NOTHING IN THIS PROVISION SHALL BE CONSTRUED TO LIMIT THE RIGHT OF ANY PARTY TO SEEK PRELIMINARY INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION, NOR SHALL THE FILING OF AN ACTION TO OBTAIN SUCH RELIEF CONSTITUTE A WAIVER OF THE RIGHT TO ARBITRATE THE UNDERLYING DISPUTE. IN ADDITION TO THE POWERS CONFERRED BY JAMS, THE ARBITRATOR SHALL HAVE AUTHORITY TO ORDER SUCH OTHER DISCOVERY AS HE OR SHE DEEMS APPROPRIATE FOR A FULL AND FAIR HEARING OF THE CASE. A DETERMINATION ON THE MERITS SHALL BE RENDERED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK TO THE SAME EXTENT AS IF THE DISPUTE WERE PENDING BEFORE A SUPERIOR COURT OF THAT STATE. THE PREVAILING PARTY IN ANY ACTION OR ARBITRATION PROCEEDING ARISING HEREUNDER SHALL BE ENTITLED TO RECOVER FROM THE NON-PREVAILING PARTY ITS REASONABLE COSTS AND EXPENSES, INCLUDING ATTORNEYS’ FEES AND COSTS OF ARBITRATION AND OF ANY ASSOCIATED COURT PROCEEDINGS INCURRED IN CONNECTION WITH SUCH ACTION, ARBITRATION OR PROCEEDING.
24.    INDEPENDENT PARTIES. The parties acknowledge, agree and declare that the relationship hereby established between them is solely that of provider and recipient of manufacturing services and that each party hereto is an independent contractor with respect to the other. Nothing contained in this Agreement will be construed as creating a partnership, joint venture or agency relationship between the parties or, except as otherwise expressly provided in this Agreement, as granting either party the authority to bind or contract any obligation in the name of or on account of the other party or to make any statements, representations, warranties or commitments on behalf of the other party. All persons employed by a party will be employees of such party and not of the other party and all costs and obligations incurred by reason of any such employment will be for the account and expense of such party.
25.    COST AND EXPENSE; ATTORNEY’S FEES. In the event either party brings action to enforce any provision of this Agreement, the non-prevailing party will reimburse the prevailing party for the cost and expense of such action including, but not limited to, reasonable attorney’s fees.
26.    ENTIRE AGREEMENT; AMENDMENT. This Agreement, including the Addenda and Exhibits hereto, and any written amendments to the foregoing, constitute the entire agreement between the parties with respect to the subject matter hereof and supersede any previous oral or written negotiations, discussions, agreements, and understandings between the parties with respect to such matters. In the event of any conflict or ambiguity between this Agreement and any Purchase Order or invoice form (or other material purchase, sale, or delivery documentation), the terms of this Agreement will control. All documents annexed hereto and referred to herein are hereby incorporated in and made a part of this Agreement. This Agreement may be amended, modified, superseded, or canceled only by an instrument in writing signed by each of the parties hereto.
27.    CAPTIONS. The captions of the Sections of this Agreement are for general information and reference only, and this Agreement will not be construed by reference to such captions.
28.    SEVERABILITY; ENFORCEMENT. The invalidity, illegality or unenforceability of any portion of this Agreement will not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each party agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by Law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.
29.    NO WAIVER; CUMULATIVE REMEDIES. Except as specifically set forth herein, the rights and remedies of the parties to this Agreement are cumulative and not alternative. No failure or delay on the part of any party in exercising any right, power or remedy under this Agreement will operate as a waiver of such right, power or remedy, and no single or partial exercise of any such right, power or remedy will preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy.
30.    SPECIFIC ENFORCEMENT. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity.
31.    NOTICES. All notices, requests, demands and other communications that are required or may be given pursuant to the terms of this Agreement will be in writing, and delivery will be deemed sufficient in all respects and to have been duly given as follows: (a) on the actual date of service if delivered personally; (b) at the time of receipt if given by electronic mail to the e-mail addresses; provided, however, that a party sending notice by electronic delivery will bear the burden of authentication and of proving transmittal, receipt and time of receipt; (c) on the third day after mailing if mailed by first-class mail return receipt requested, postage prepaid and properly addressed; or (d) on the day after delivery to a globally recognized overnight courier service during its business hours, and properly addressed, to Customer at its first address written above, to the attention the SVP, Logistics and the General Counsel, or to the Manufacturer at its first address written above, or to such other address as one party may later specified to the other party in writing. All notices to Customer must have a copy sent to: legalnotice@Olaplex.com.
32.    NO PUBLICITY. Manufacturer and its employees, agents and representatives will not, without Customer’s prior written consent in each instance, use in advertising, publicity or otherwise Customer’s name, the name of any of its affiliates, officers or employees, or any trade name, trademark, trade device, service mark, symbol or any abbreviations owned by Customer or its affiliates, nor refer to the existence of the Agreement in press releases, advertising or materials distributed to prospective customers.
33.    FORCE MAJEURE. Failure of either party to perform its obligations under this Agreement (except the obligation to make payments) will not subject such party to any liability to the other if such failure is caused by any cause beyond the reasonable control of the affected party, whether or not foreseeable, such as but not limited to, acts of God, fire, explosion, flood, drought, pandemic outbreak, earthquake, war, riot, sabotage, embargo, terrorist activities, strikes or other labor trouble, or compliance with any Law (each, a “Force Majeure”), provided that written notice of such event is promptly given to the other party. The Manufacturer may delay manufacture and preparation of Product or acceptance of Materials to be used in the manufacture of the Product as a result of a Force Majeure, provided the Manufacturer promptly notifies Customer of the events and gives Customer a revised production and preparation schedule. If the delay exceeds thirty (30) days from the original Completion Date, Customer may cancel any affected Purchase Order or production thereunder without liability. If the Manufacturer’s production is only partially restricted or delayed, the Manufacturer will use its reasonable commercial efforts to accommodate Customer requirements and will give unfilled Customer orders preference and priority over orders of other customers that were placed after Customer orders. If the period of delay lasts longer than thirty (30) consecutive days or sixty (60) days in any consecutive six (6) month period, then Customer may at any time thereafter, while such delay continues, terminate this Agreement with immediate effect.
34.    DISASTER RECOVERY. Within thirty (30) days of executing this Agreement, the Manufacturer shall submit to Customer for Customer’s approval a formalized plan for disaster recovery and business continuity (the "Plan") specific to location(s) upon which the Manufacturer relies to provide the Products. Such Plan, at a minimum, shall identify available alternate facilities, infrastructure and logistics and provide for security and protective measures necessary to ensure minimal impact to Customer's supply of Products.

35.    COUNTERPARTS. This Agreement may be executed simultaneously in two counterparts, each of which will be deemed an original, but both of which together will constitute one and the same instrument, provided that all such counterparts, in the aggregate, will contain the signatures of all parties hereto. Facsimile and other copies will have the same force and effect as the original.
36.    CONSTRUCTION. The parties have participated jointly in the negotiation and drafting of this Agreement, and in the event of an ambiguity or a question of intent or a need for interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Reference to any Law means such Law as amended, modified, codified, replaced, or re-enacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Law means that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or re-enactment of such section or other provision. The only official version of this Agreement, and all communications related to an Agreement shall be in the English language. “Hereunder,” “hereof,” “hereto,” “herein,” and words of similar import will be deemed references to this Agreement as a whole and not to any particular article, section or other provision hereof. “Including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term. “Or” is used in the inclusive sense of “and/or.” References to documents, instruments or agreements will be deemed to refer as well to all addenda, appendices, exhibits, schedules, or amendments thereto.
[signatures on following page]

By having its duly authorized officer sign below each party agrees to the terms of this Agreement and to all the terms and conditions contained in the attached Addenda and Exhibits.

OLAPLEX, INC.     MANUFACTURER

Signature: /s/ Shah Nagree     Signature: /s/ Greg Chambers
Name: Shah Nagree    Name: Greg Chambers
Title: SVP - Operations     Title: COO

Exhibits

EXHIBIT A - Product, Specifications and Price
EXHIBIT B - Production Capacity
EXHIBIT C - Quality Manual
EXHIBIT D - Olaplex Code of Conduct
EXHIBIT E - Restricted Substance List
EXHIBIT F - Inbound Material Testing Guideline

Addenda

ADDENDUM 1 - Safety Stock
ADDENDUM 2 - Customer/Manufacturer Supplied Materials
ADDENDUM 3 - Reporting Template for Expiring Safety Stock Lots
ADDENDUM 4 - Manufacturer’s Equipment